Exhibit 99.1

LogicBio Therapeutics Reports Third Quarter 2022 Financial Results and Provides Business Updates

- Pre-clinical results published in PLOS ONE demonstrating a single intravenous administration of mLB-001 in neonatal or adult MMA mice correlated with prevention of severe weight loss and mortality when challenged with a high protein diet

- Definitive merger agreement with Alexion, AstraZeneca Rare Disease, to acquire LogicBio with transaction

LEXINGTON, Mass., November 14, 2022 — LogicBio® Therapeutics, Inc. (NASDAQ: LOGC), a clinical-stage genetic medicine company, today reported financial results for the third quarter ended September 30, 2022 and provided business updates.

Recent Business Highlights:

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In August, LogicBio presented interim data from the SUNRISE Phase 1/2 trial evaluating LB-001 in pediatric patients with severe methylmalonic acidemia (MMA). Interim data in four pediatric patients showed detectable levels of albumin 2-A (ALB-2A), a technology-related biomarker, in serum. Detection of ALB-2A in the serum indicates MMUT gene integration and MUT protein expression. Increasing levels of ALB-2A suggest the expansion of the edited cells over time. In two of the four patients, increasing levels of albumin 2-A (ALB-2A) were seen over time, indicating selective advantage. Selective advantage enables edited hepatocytes carrying the corrective gene to survive and reproduce better than the endogenous mutated hepatocytes and to ultimately repopulate a part or whole of the diseased liver.

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In September, results from a LogicBio mLB-001 pre-clinical study were published in the peer-reviewed journal PLOS ONE. The results demonstrated that a single intravenous administration of mLB-001 in neonatal or adult MMA mice correlated with prevention of severe weight loss and mortality when challenged with a high protein diet.

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As previously announced in October, the Company announced it entered into a definitive merger agreement with Alexion, AstraZeneca Rare Disease to acquire LogicBio Therapeutics for $2.07 per share. The transaction was unanimously approved by both boards of directors. Alexion plans to close the deal in four to six weeks, subject to the tender of at least a majority of the outstanding shares of LogicBio common stock and satisfaction of other closing conditions.

Third Quarter 2022 Financial Results:

Three Months Ended September 30, 2022, and 2021

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Revenue: Revenue for the quarter ended September 30, 2022, consisted of $2.7 million in collaboration and service revenue recognized under our April 2021 agreements with CANbridge Care Pharma Hong Kong Limited (CANbridge) and Daiichi Sankyo Company, Limited (Daiichi Sankyo). Revenue for the quarter ended September 30, 2021, consisted of $2.1 million in collaboration and service revenue related to our arrangements with CANbridge, Daiichi, and our agreement with Takeda Pharmaceutical Company Limited (Takeda).

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R&D Expenses: Research and development expenses for the quarter ended September 30, 2022, were $5.1 million, compared to $7.8 million for the quarter ended September 30, 2021. The decrease of approximately $2.8 million was primarily due to a decrease of $1.7 million in LB-001 external development and manufacturing costs incurred during third quarter 2021 related to the LB-001 SUNRISE clinical trial, a $0.6 million decrease in lab supplies due to a decrease in headcount and a $0.5 million decrease in other research and development costs related to work completing under the Children’s Medical Research Institute agreement.

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G&A Expenses: General and administrative expenses were $3.4 million for the quarter ended September 30, 2022, compared to $4.3 million for the quarter ended September 30, 2021. The decrease of approximately $0.8 million was primarily driven by a decrease of approximately $0.3 million in professional service fees as we brought more professional capabilities in-house and a decrease of $0.3 million in personnel expenses as headcount decreased.

•	Net Loss: Net loss for the quarter ended September 30, 2022, was $5.8 million or $0.18 per share, compared to a net loss of $10.2 million for the quarter ended June 30, 2021, or $0.31 per share.

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Cash Position: As of September 30, 2022, we had cash and cash equivalents of $30.8 million as compared to $53.5 million as of December 31, 2021. As of September 30, 2022, we had 32,962,733 shares outstanding.

About LogicBio Therapeutics

LogicBio® Therapeutics is a clinical-stage genetic medicine company pioneering genome editing and gene delivery platforms to address rare and serious diseases from infancy through adulthood. The company’s genome editing platform, GeneRide®, is a new approach to precise gene insertion harnessing a cell’s natural DNA repair process potentially leading to durable therapeutic protein expression levels. The company’s gene delivery platform, sAAVy™, is an adeno-associated virus (AAV) capsid engineering platform designed to optimize gene delivery for treatments in a broad range of indications and tissues. The company’s proprietary manufacturing process, mAAVRx™, aims to overcome one of the current limitations of AAV manufacturing by improving yields and product quality. The company is based in Lexington, MA. For more information, visit www.logicbio.com, which does not form a part of this release.

About LB-001

LB-001 is an investigational, first-in-class, single-administration, genome editing therapy for early intervention in methylmalonic acidemia (MMA) using LogicBio®’s proprietary GeneRide® drug development platform. GeneRide technology utilizes a natural DNA repair process called homologous recombination designed to enable precise editing of the genome without the need for exogenous nucleases and promoters that have been associated with an increased risk of immune response and cancer. LB-001 is designed to non-disruptively insert a corrective copy of the methylmalonyl-CoA mutase (MMUT) gene into the albumin locus to drive lifelong therapeutic levels of MMUT expression in the liver, the main site of MMUT expression and activity. LB-001 is delivered to hepatocytes intravenously via liver-targeted, engineered recombinant adeno-associated virus vector (rAAV-LK03). Preclinical studies found that LB-001 was safe and demonstrated transduction of hepatocytes, site-specific genomic integration, and transgene expression. LB-001–corrected hepatocytes in a mouse model of MMA demonstrated preferential survival and expansion (selective advantage), thus contributing to a progressive increase in hepatic MMUT expression over time. LB-001 resulted in improved growth, metabolic stability, and survival in MMA mice. The U.S. Food and Drug Administration (FDA) granted fast track designation, rare pediatric disease designation and orphan drug designation for LB-001 for the treatment of MMA. In addition, the European Medicines Agency (EMA) granted orphan drug designation for LB-001 for the treatment of MMA.

Forward-Looking Statements

Statements in this press release regarding LogicBio®’s strategy, plans, prospects, expectations, beliefs, intentions and goals are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, as amended, including but not limited to statements regarding the potential of the GeneRide® platform and the closing of the proposed merger with Alexion. The terms “believe,” “look forward,” “future,” “intend,” “designed,” “potential,” “suggests,” “plans,” “expects” and similar references are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement, including the risk that existing preclinical and/or clinical data may not be predictive of the results of ongoing or later preclinical and/or clinical results; the risk that we may not be successful in efforts to leverage our technologies for business development or otherwise; risks associated with management and key personnel changes and transitional periods; the actual funding required to develop and commercialize product candidates, including for safety, tolerability, enrollment, manufacturing or economic reasons; the timing and content of decisions made by regulatory authorities; the actual time it takes to initiate and complete preclinical and clinical studies, including the actual time it takes to demonstrate clinical efficacy; the competitive landscape; changes in the economic and financial conditions of LogicBio; and our ability to consummate the proposed merger with Alexion, including our ability to satisfy the conditions to the proposed merger. Other risks and uncertainties include those identified under the heading “Risk Factors” in LogicBio’s Annual Report on Form 10-K for the year ended December 31, 2021 and other filings that LogicBio may make with the U.S. Securities and Exchange Commission in the future. These forward-looking statements (except as otherwise noted) speak only as of the date of this press release, and LogicBio does not undertake, and specifically disclaims, any obligation to update any forward-looking statements contained in this press release.

LogicBio Therapeutics, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
REVENUE
Collaboration and service revenue	$2,717	$2,120	$8,732	$3,383

Total revenue	2,717	2,120	8,732	3,383
OPERATING EXPENSES
Research and development	5,051	7,806	15,524	21,482
General and administrative	3,410	4,257	10,293	12,081

Total operating expenses	8,461	12,063	25,817	33,563

LOSS FROM OPERATIONS	(5,744)	(9,943)	(17,085)	(30,180)

OTHER INCOME (EXPENSE):
Interest income	147	3	197	13
Interest expense	(176)	(270)	(591)	(824)
Other (expense) income, net	(2)	(3)	(2)	(3)

Total other expense, net	(31)	(270)	(396)	(814)

Loss before income taxes	(5,775)	(10,213)	(17,481)	(30,994)
Income tax benefit	—	28	—	28

Net loss	$(5,775)	$(10,185)	$(17,481)	$(30,966)

Net loss per share—basic and diluted	$(0.18)	$(0.31)	$(0.53)	$(0.96)

Weighted-average common stock outstanding—basic and diluted	32,962,733	32,443,960	32,962,221	32,181,912

LogicBio Therapeutics, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	As of
	September 30, 2022 (Unaudited)	December 31, 2021
Cash and cash equivalents	$30,780	$53,480
Other assets	7,821	9,290

TOTAL ASSETS	$38,601	$62,770

Total liabilities	$22,862	$32,043
Stockholders’ equity	15,739	30,727

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$38,601	$62,770

Investor Contact:

Stephen Jasper

Gilmartin Group

(858) 525-2047

stephen@gilmartinir.com

Media Contacts:

Adam Daley

Berry & Company Public Relations

W:212-253-8881

C: 614-580-2048

adaley@berrypr.com